Code of Ethics Policy

Newton Investment Management North America, LLC

Newton Investment Management North America, LLC (“NIMNA, “Newton” or the “Firm”) is a subsidiary of The Bank of New York Mellon (“BNY”) and are therefore subject to its policies and procedures which may be mentioned throughout this policy.

Newton adheres to the requirements set forth in the BNY Personal Securities Trading Policy (“PSTP”), the BNY Code of Conduct Policy and other related polices, which are designed to reinforce BNY’s and, by extension, NIMNA’s, reputation for integrity by avoiding even the appearance of impropriety.

All NIMNA employees and contracted staff (each a “Supervised Person”) are required to maintain certain business standards to allow NIMNA to meet its fiduciary obligations to its clients. This Code of Ethics policy provides employees with guidance on how to uphold Newton’s business standards and references the related policies that they need to familiarize themselves with to comply with Newton’s business standards.

Newton is committed to promoting a strong culture of compliance risk management and ethical conduct across all lines of business and legal entities, in line with the Firm’s strategy and risk appetite. All employees and contractors are expected to read both the NIMNA and BNY policies and must comply with the spirit of the policies as well as the strict letter of their provisions. Failure to comply with the policies may result in the imposition of serious sanctions including, but not limited to, disgorgement of profits, dismissal, substantial personal liability and referral to law enforcement agencies or other regulatory agencies.

Where decisions and actions are made on behalf of NIMNA, personnel must adhere to the highest standards of integrity and are expected to avoid and report situations that may give rise to questions concerning ethics, including situations that could be construed to be an actual or perceived conflict of interest. Employees must not put their own interest ahead of the Firm or its clients and must comply with applicable legal requirements, securities laws and related Firm policies. An employee must not engage in activities if they create or could reasonably be perceived to create a conflict of interest between themselves and our clients or the Firm.

To the extent any section of the PSTP is inconsistent with, or less restrictive than the NIMNA policies or applicable laws and regulations, employees should consult the NIMNA Compliance team who may, in turn, consult the BNY Ethics Office (“Ethics Office”). The PSTP may be amended, and any provision waived or exempted can only be at the discretion of BNY’s Ethics Office. Any such waiver or exemption will be evidenced in writing and maintained by the Ethics Office.

Personal Brokerage Accounts and Trading Activity

All Supervised Persons must adhere to the requirements set forth in the policy. A Supervised Person means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser. Where a Supervised Person has direct or indirect influence or control of a personal brokerage account and/or trading activity, such accounts and related owners must also comply with this policy (collectively referred to as ‘Covered Persons’). Covered Persons generally include Supervised Persons that own personal brokerage accounts either directly or indirectly as well as accounts held by members of their family with whom they share a household. This includes a spouse, children and any other family members in the home. Generally, employees are deemed to be the indirect owner of securities if they have the opportunity to directly or indirectly share, at any time, in profits derived from transactions in such securities.

Supervised Persons must not engage in personal securities transactions that may be deemed to take an inappropriate advantage of their position in relation to NIMNA’s clients. In addition, employees who possess material non-public information (MNPI) about an issuer must not trade in that issuer’s securities for their personal gain (insider trading).

Personal Brokerage Account Requirements

At the start of employment, each Supervised Person is classified as either Investment Employees (“IE”) or Access Decision Makers (“ADMs”). All employees will be classified as IE, except Portfolio Managers and Research Analysts who are classified as ADMs. All employees (IEs and ADMs) will be required to comply with the requirements set out below. ADMs will be subject to additional requirements which are also set out below.

For the purposes of this policy, the term “security” refers to any investment that represents an ownership stake or debt stake in a company or government. This includes stocks, units in funds, bonds, notes, evidence of indebtedness, certificates of participation in any profit-sharing agreement, collateral trust certificates, and certificates of deposit. It also includes security-based swaps and many types of derivatives, including puts, calls, straddles and options on any security or group of securities. It is to be assumed that all securities are covered unless there is an express exemption in the PSTP.

Electronic Reporting System

The Firm uses a web-based third-party application administered by the Ethics Office and used throughout BNY to monitor all Covered Persons personal brokerage accounts and related activity. In addition, related attestations or certifications may be issued to Supervised Persons via this system, as necessary.

Employees are required to use proprietary reporting system to report or obtain approval for certain activities that are noted throughout this policy and other related Firm and BNY Policies (e.g., gifts, entertainment, Private Placement preclearance and certain outside employment or positions).

Reporting Requirements

Each Supervised Person is required to file various reports via the electronic reporting system, including but not limited to personal brokerage information related to Covered Persons. General reporting requirements are outlined below, however, these requirements may be subject to change from time to time or additional requirements may be applied.

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Initial Reports: Upon commencement of employment, all Supervised Persons must submit an initial brokerage account and holdings report within 10 calendar days. These reports must contain a listing of all accounts that trade, or are capable of trading securities. The holdings report must be an accurate record of accounts and securities holdings with the preceding 45 days of submitting the report.

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Quarterly Transactions Reports: all Supervised Persons must submit a report of all personal securities transactions completed by a Covered Person during the calendar quarter no later than 30 calendar days after the quarter end.

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Annual Holdings Reports: On an annual basis and within 30 calendar days after the end of the year, employees must file an annual holdings report containing an accurate and current listing of securities held in all accounts that trade, or are capable of trading securities.

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Annual Accounts Report: On an annual basis and within 30 calendar days after the end of the year, employees must review all their reported accounts and make any updates, including adding and/or removing accounts where necessary.

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Ongoing Reporting: If an employee opens a new account, or receives securities through a gift or inheritance, they must update their holdings within 10 calendar days of the event (i.e., account opening or date of receipt of securities). For gifts/inheritance, employees must disclose the name of the person receiving or giving the gift or inheritance, date of the transaction, and name of the broker through which the transaction was affected (if applicable). A gift of securities must be one where the donor does not receive anything of monetary value in return. Preclearance is required for all reportable holdings that are being liquidated (e.g. an executor liquidating a portfolio).

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Updating Holdings: Employees are responsible for their securities holdings being accurate in the system. This may require an employee to make manual adjustments for changes to their securities holdings (excluding exempt securities as defined in the PSTP Policy) that occur as a result of corporate actions, dividend reinvestments, or similar activity. These adjustments must be reported as soon as possible, but no less than annually.

Failure to complete these reporting requirements within the time periods stated by the Ethics Office, as stated above, will result in a violation being issued and the violation escalated to both NIMNA and BNY senior management.

Although the Ethics Office will request duplicate statements and confirmations from Employees’ brokers, Employees are ultimately responsible for ensuring that their broker(s) send the duplicate confirms and statements to the Ethics Office. All Covered Persons are required to maintain all beneficially owned accounts with an approved broker. Any exceptions must be approved by the Ethics Office.

Brokerage Accounts

All brokerage accounts need to be added to the electronic system. These accounts must be added irrespective of whether the underlying securities are reportable. If an employee has a brokerage account which only transacts in non-proprietary US mutual funds (Registered Investment Companies) (i.e. non-reportable securities), this brokerage account should be added to the electronic system, but the underlying securities and transactions within these do not require reporting (as these are exempt securities). Please remember that this requirement also applies to any Covered Persons accounts.

Non-Discretionary (Managed) Accounts

If an employee has non-discretionary (“Managed”) accounts by a third-party which specifically documents in writing that such employee is unable to direct trades in the account, they must contact the Ethics Office to determine if the account is eligible for exclusion from the reporting requirements, providing duplicate account statements/trade confirms or preclearance requirements noted within NIMNA’s and PSTP policies. Employees must comply with all provisions of the Policy until the Ethics Office deems the account to be excluded in writing.

If the account is approved as Managed, the employee may be required to complete a certification periodically attesting that the account continues to be maintained under the account provisions the Ethics Office relied upon to provide approval. In addition, employees are required to provide copies of statements to the Ethics Office when requested.

Approved Broker Policy

NIMNA Employees must maintain reportable brokerage accounts with an ‘Approved Broker’. An Approved Broker is a designated broker, selected due to the ability to provide automated electronic feeds of transactions and holdings of securities to BNY.

All personal brokerage accounts that are held outside the US which can hold reportable securities must be transferred to approved brokers or the account must be closed.

Any exceptions to this requirement must be submitted and approved by the Ethics Office.

Broker Confirms

For approved brokerage arrangements and where automated broker confirm feeds are established, there is no ongoing requirement to send broker confirms/statements to Compliance. Managed accounts, which are exempt from the Approved Broker requirements, are also not required to provide broker confirmations.

Statements/broker confirms however may be requested if there is a gap in the information provided on the feed. Broker confirms will also still be required to be uploaded to the electronic system by Supervised Persons for accounts that are exempt from the Approved Broker requirements (other than Managed accounts).

Holding Period

Short-term trading is defined as the purchasing then selling, or selling then purchasing, the same or equivalent (derivative) security within 30 calendar days for non-affiliated securities and 60 calendar days for affiliated securities, including any securities issued by BNY and its subsidiaries.

Initial Public Offerings (IPOs)

Acquisition of securities through an allocation by the underwriter of an Initial Public Offering (IPO) is prohibited without prior approval.

Private Placements

Acquisition of a private placement is prohibited without the prior approval of BNY Ethics Office, the employee’s manager and designated Compliance Officer. In order to receive approval, employees must complete and submit a form to the Ethics Office. Should the employee participate in any subsequent consideration of credit for the issuer or of an investment in the issuer for an advised account, they are required to obtain approval for any additional sums invested.

A private placement is generally considered an offering of a security that is exempt from registration under various laws and rules, such as the Securities Act of 1933 in the U.S. Such offerings are exempt from registration because they do not constitute a public offering. Private placements can include limited partnerships, certain cooperative investments in real estate, co-mingled investment vehicles such as hedge funds, and investments in privately held and family-owned businesses and Volcker Covered Funds. For the purpose of this policy, time-shares and cooperative investments in real estate used as a primary or secondary residence are not considered to be private placements.

Additional Requirements

Seven-day Blackout Period (applicable to ADMs only)

ADMs are prohibited from buying or selling a security within the seven calendar days before and seven calendar days after the Firm has affected a transaction in that security. In addition to other appropriate sanctions, if ADMs effect such personal transactions during that period, these individuals may be asked to disgorge any and all profit realized from such transactions.

Blackout List (applicable to ADM and Investment Employees)

The Blackout List typically consists of securities where the firm has pending or executed transactions (other than an index fund). ADM’s and Investment Employees will generally not be given preclearance approval to execute a transaction in any security that appears on Newton’s Blackout list.

Preclearance Process

Supervised Persons who wish to place a personal securities transaction for a reportable security, as defined in the PSTP, in a reportable brokerage account must first request and receive approval to do so by completing and submitting a Preclearance request. Supervised Persons must receive notice that the pre-clearance request was approved prior to placing a trade. Once approval is received the employee may instruct their broker to trade in the security. The approval to trade expires on the close of business of the following business day after approval.

Once approval is received, the employee can choose to place prior to the expiration of the approval however, they are not obligated to do so if they decide not to trade. In addition, the trade can be completed up to the number of shares approved through the preclearance request. In the event trade a is completed for a lesser share amount, no additional preclearance approval is needed however, any trade amount greater than what was approved, a new preclearance request must be placed, and approval received prior to executing the trade.

Transaction Review Process

The Ethics Office compares preclearance requests to the duplicate confirmations received from Employees’ brokers. The Ethics Office conducts the comparison to ensure all transactions were approved and in compliance. Any exceptions are reported to the Firm’s Compliance Officer.

Sanctions

Employees who are not in compliance with this policy may be subject to sanctions. These sanctions may include, but are not limited to, disgorgement of any profit or any other financial sanction, warning, probation, suspension or termination of employment.

Gifts and Entertainment

Our clients, suppliers and vendors are vital to BNY’s success. That’s why it’s imperative that these relationships remain objective, fair, transparent, and free from conflicts. While business gifts and entertainment can be important to build goodwill, they can also affect the relationship if the employee’s ability to exercise sound business judgment becomes blurred. Fundamentally, interactions with existing or prospective clients, suppliers and vendors are business relationships and should be treated accordingly. Gifts and Entertainment given or received by employees may need to be reported and/or approved as deemed necessary.

Political Contributions

Certain state and local jurisdictions and federal regulators in the United States (U.S.) impose restrictions or prohibitions on personal and corporate political contribution activities. These rules are designed to combat “Pay-to-Play” practices (i.e., offering political contributions in return for government business).

This policy applies to all NIMNA employees who are legally entitled to make political contributions to political entities and political candidates in the U.S. local, state, and/or federal elections. The Firm encourages employees to keep informed of political issues and candidates and to take an active interest in political affairs. However, there are certain requirements all employees must adhere to related to political activities. In order to comply with relevant prohibitions, a Firm employee, or his or her family members may be restricted from and/or must obtain pre-approval before making, soliciting or coordinating certain political contributions.

Outside Employment and Business Dealings

Certain types of outside employment or business dealings may cause a conflict of interest or the appearance of a conflict. It’s the employee’s responsibility to recognize these situations. Any activity that diminishes the ability to perform their job duties objectively benefits them at the expense of the Firm or the broader BNY, competes with any business or service provided by the Firm, or has the potential to damage our reputation will not be permitted.

Certain types of outside employment or business dealings may require approval before acceptance. Depending upon job duties or other regulatory requirements, the employee’s request may be denied or limits may be placed upon their activities. In certain circumstances, employees will need to obtain prior approval from the Ethics Office if they wish to serve as a Director, Trustee, Officer, Partner or Business Owner of any for-profit business OR for certain not-for-profit (NFP) organizations.

Additionally, employees must obtain prior approval from the BNY Ethics Office to serve as a member of an Investment Committee that makes or oversees decisions or recommendations with respect to investing the assets of a for-profit or a not-for-profit organization. If an employee is compensated for such role, they may be required to surrender compensation if there is a potential conflict of interest or serving the outside entity on behalf of BNY.

Even if outside employment is approved or permissible, employees may not solicit other employees, clients, vendors or suppliers, nor utilize the company’s name, time, property, supplies or equipment. In addition, Annual re- approval is required as facts and circumstances may change.

Reporting Violations

All BNY employees are responsible for escalating various issues to ensure appropriate action and oversight. The corporate culture of ‘doing what’s right’ empowers all employees with the necessary knowledge and resources to identify, notify, and report issues in a timely manner. All employees and contractors are required to escalate certain issues of concern promptly to their managers and Legal or Compliance.

NIMNA and BNY prohibit any employee from retaliating against or victimizing any individual or employee who reports concerns described in this policy, cooperates in a government investigation, or otherwise engages in conduct that is protected by applicable laws. Employees should be aware that retaliation or victimization is prohibited. Employees may choose to remain anonymous, and to the extent possible, all reports are kept confidential.

All violations of this Code of Ethics policy, including breaches or violations of the related corporate policies listed above, must be reported to the Firm’s Chief Compliance Officer as soon as practical. In the event that an employee suspects that the CCO, or any person involved in the escalation process, is involved in the suspected or actual violation, the employee should refer to other BNY and Firm escalation policies to determine the appropriate escalation method.